SENSATA TECHNOLOGIES REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

First Quarter Results above Guidance

Swindon, United Kingdom – April 26, 2022 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its first quarter ended March 31, 2022.
Operating results for the first quarter of 2022 compared to the first quarter of 2021 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $975.8 million, an increase of $33.2 million, or 3.5%, compared to $942.5 million in the first quarter of 2021.
•Revenue growth was flat on an organic basis, which excludes a decrease of (0.6)% from foreign currency exchange rates and an increase of 4.1% from acquisitions, each versus the prior-year period.
•Sensata grew revenue above guidance provided in February 2022 due to effective execution of our plan: strong revenue outgrowth and growth from acquisitions.
Operating income:
•Operating income was $125.9 million, or 12.9% of revenue, a decrease of $31.5 million, or 20.0%, compared to operating income of $157.5 million, or 16.7% of revenue, in the first quarter of 2021.
•Adjusted operating income was $182.5 million, or 18.7% of revenue, a decrease of $15.6 million, or 7.9%, compared to adjusted operating income of $198.1 million, or 21.0% of revenue, in the first quarter of 2021.
•Sensata delivered adjusted operating income at the top end of guidance. Pricing initiatives largely offset inflationary cost pressures and investments in long term growth vectors through R&D and acquisitions position Sensata well in high-growth segments.
Earnings per share:
•Earnings per share was $0.14, a decrease of $0.20, or 58.8%, compared to earnings per share of $0.34 in the first quarter of 2021.
•Adjusted earnings per share was $0.78, a decrease of $0.08, or 9.3%, compared to adjusted earnings per share of $0.86 in the first quarter of 2021.
•Changes in foreign currency exchange rates increased Sensata's adjusted earnings per share by $0.05 in the first quarter of 2022 compared to the prior-year period.

Sensata generated $47.4 million of operating cash flow in the first quarter of 2022 compared to $104.5 million in the prior-year period. The Company's free cash flow totaled $11.6 million in the first quarter of 2022 compared to $77.3 million in the prior-year period.
During the first quarter of 2022, Sensata repurchased approximately 1.1 million ordinary shares for total consideration of $67.3 million as part of its existing share repurchase program.
“Sensata delivered higher than targeted revenue in the first quarter due to strong market outgrowth and acquired growth of 7.9% and 4.1% respectively, despite market headwinds of 5.8%. Lower volumes and increased investments in our Megatrend growth areas are weighing on margins, but these investments position Sensata for growth as evidenced by our demonstrated outgrowth and record new business wins.” said Jeff Cote, CEO and President of Sensata. “Additionally, we are excited to announce the initiation of a quarterly dividend and the acquisition of Dynapower."
Segment Performance

	For the three months ended March 31,
$ in 000s	2022	2021
Performance Sensing
Revenue	$717,697	$714,512
Operating income	$180,638	$195,844
% of Performance Sensing revenue	25.2%	27.4%

Sensing Solutions
Revenue	$258,073	$228,016
Operating income	$72,515	$66,894
% of Sensing Solutions revenue	28.1%	29.3%

New Quarterly Dividend
Sensata announced today that it intends to commence a quarterly dividend of $0.11 per share, with the first payment expected to be payable on May 25, 2022 for shareholders of record as of May 11, 2022.
Acquisition of Dynapower
Sensata also announced today that it had agreed to acquire Dynapower Company, LLC (“Dynapower”), a leading provider of high voltage power conversion solutions for clean energy market segments from Pfingsten Partners for $580 million in cash. A trusted leader with nearly 60 years of experience, Dynapower is a leader in power conversion systems including inverters, converters, and rectifiers for renewable energy generation, green hydrogen production, electric vehicle charging stations, and microgrid applications, as well as industrial and defense applications. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to be completed early in the third quarter of 2022.

Guidance
"Sensata delivered solid financial performance in a challenging first quarter, posting 3.5% revenue growth and 18.7% adjusted operating income margin," said Paul Vasington, EVP and CFO of Sensata. “For the second quarter of 2022, we expect revenue of $990 to $1,030 million and adjusted EPS of $0.79 to $0.87. For the fiscal year 2022, we are maintaining our annual financial guidance calling for revenue of $4,175 to $4,275 million and adjusted EPS of $3.80 to $4.06."

Fiscal Year 2022 Guidance
$ in millions, except EPS	FY-22 Guidance	FY-21	Y/Y Change
Revenue	$4,125- $4,275	$3,820.8	8% - 12%
organic growth			6% - 9%
Adjusted Operating Income	$848 - $892	$806.0	5% - 11%
Adjusted Net Income	$600 - $640	$566.8	6% - 13%
Adjusted EPS	$3.80 - $4.06	$3.56	7% - 14%
Versus the prior year, Sensata expects that changes in foreign currency exchange rates will decrease revenue by approximately $21 million at the midpoint and increase adjusted EPS by approximately $0.06 at the midpoint for fiscal year 2022.

Q2 2022 Guidance
$ in millions, except EPS	Q2-22 Guidance	Q2-21	Y/Y Change
Revenue	$990 - $1,030	$992.7	0% - 4%
organic growth			(2%) - 2%
Adjusted Operating Income	$186 - $198	$209.3	(11%) - (5%)
Adjusted Net Income	$125 - $137	$151.4	(17%) - (10%)
Adjusted EPS	$0.79 - $0.87	$0.95	(17%) - (8%)
Versus the prior-year period, Sensata expects that changes in foreign currency exchange rates will decrease revenue by approximately $8 million at the midpoint and increase adjusted EPS by approximately $0.01 at the midpoint in the second quarter of 2022.

Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 a.m. Eastern Time to discuss its first quarter 2022 financial results and its outlook for the second quarter and full year 2022. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411. Callers should reference the "Sensata Q1 2022 Financial Results Conference Call." A live webcast of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until May 3, 2022. To access the replay, dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 8713067.
About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial, and aerospace industries. With more than 21,000 employees and operations in 13 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income (or loss) is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income (or loss) by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income (or loss) is defined as operating income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income (or loss) by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by/(used in) operating activities less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth (or decline) is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of material acquisitions and divestitures for the

12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Adjusted EBITDA is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, net, provision for (or benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and other transaction costs, (3) deferred gain or loss on derivative instruments, and (4) step-up inventory amortization.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.

Net leverage ratio is defined as net debt divided by last twelve months (LTM) adjusted EBITDA. We believe the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
Safe Harbor Statement
This earnings release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expect," "anticipate," "believe," "estimate," "predict," "project," "forecast," "continue," "intend," "plan," "potential," "opportunity," "guidance," and similar terms or phrases. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business and market outlook, megatrends, priorities, growth, shareholder value, capital expenditures, cash flows, demand for products and services, share repurchases, and Sensata’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. These statements are subject to risks, uncertainties, and other important factors relating to our operations and business environment, and we can give no assurances that these forward-looking statements will prove to be correct.
A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements, including, but not limited to, risks related to public health crises, instability and changes in the global markets, supplier interruption or non-performance, the acquisition of disposition of businesses, adverse conditions or competition in the industries upon which we are dependent, intellectual property, product liability, warranty, and recall claims, market acceptance of new product introductions and product innovations, labor disruptions or increased labor costs, and changes in existing environmental or safety laws, regulations, and programs.
Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A: Risk Factors in our quarterly reports on Form 10-Q or other subsequent filings with the United States ("U.S.") Securities and Exchange Commission (the "SEC"). All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended March 31,
	2022	2021
Net revenue	$975,770	$942,528
Operating costs and expenses:
Cost of revenue	657,080	635,349
Research and development	45,980	35,956
Selling, general and administrative	95,680	77,123
Amortization of intangible assets	37,367	32,064
Restructuring and other charges, net	13,733	4,582
Total operating costs and expenses	849,840	785,074
Operating income	125,930	157,454
Interest expense, net	(45,445)	(44,043)
Other, net	(50,456)	(39,397)
Income before taxes	30,029	74,014
Provision for income taxes	7,588	20,281
Net Income	22,441	53,733

Net income per share:
Basic	$0.14	$0.34
Diluted	$0.14	$0.34

Weighted-average ordinary shares outstanding:
Basic	157,422	157,764
Diluted	158,630	159,230

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,608,481	$1,708,955
Accounts receivable, net of allowances	693,568	653,438
Inventories	641,709	588,231
Prepaid expenses and other current assets	146,342	126,370
Total current assets	3,090,100	3,076,994
Property, plant and equipment, net	822,633	820,933
Goodwill	3,555,369	3,502,063
Other intangible assets, net	907,315	946,731
Deferred income tax assets	104,226	105,028
Other assets	131,745	162,017
Total assets	$8,611,388	$8,613,766

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$6,694	$6,833
Accounts payable	486,432	459,093
Income taxes payable	19,249	26,517
Accrued expenses and other current liabilities	327,670	343,816
Total current liabilities	840,045	836,259
Deferred income tax liabilities	339,332	339,273
Pension and other post-retirement benefit obligations	39,089	38,758
Finance lease and other financing obligations, less current portion	26,347	26,564
Long-term debt, net	4,215,505	4,214,946
Other long-term liabilities	78,753	63,232
Total liabilities	5,539,071	5,519,032
Total shareholders' equity	3,072,317	3,094,734
Total liabilities and shareholders' equity	$8,611,388	$8,613,766

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the three months ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$22,441	$53,733
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,531	31,197
Amortization of debt issuance costs	1,716	1,711
Share-based compensation	6,540	5,099
Loss on debt financing	—	30,066
Amortization of intangible assets	37,367	32,064
Deferred income taxes	(340)	130
Acquisition-related deferred compensation payments	(7,500)	—
Mark-to-market loss on equity investments	59,279	—
Unrealized loss on derivative instruments and other	(517)	8,797
Changes in operating assets and liabilities, net of effects of acquisitions	(103,162)	(58,286)
Net cash provided by operating activities	47,355	104,511

Cash flows from investing activities:
Acquisitions, net of cash received	(48,441)	(20,406)
Additions to property, plant and equipment and capitalized software	(35,711)	(27,172)
Investment in debt and equity securities	(6,853)	(1,799)
Other	152	340
Net cash used in investing activities	(90,853)	(49,037)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	13,348	10,556
Payment of employee restricted stock tax withholdings	(135)	(221)
Proceeds from borrowings on debt	—	750,000
Payments on debt	(2,931)	(752,753)
Payments to repurchase ordinary shares	(67,258)	—
Payments of debt financing costs	—	(31,110)
Net cash used in financing activities	(56,976)	(23,528)
Net change in cash and cash equivalents	(100,474)	31,946
Cash and cash equivalents, beginning of year	1,708,955	1,861,980
Cash and cash equivalents, end of period	$1,608,481	$1,893,926

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	Three months ended March 31,
	2022	2021
Performance Sensing	73.6%	75.8%
Sensing Solutions	26.4%	24.2%
Total	100.0%	100.0%

(percent of total revenue)	Three months ended March 31,
	2022	2021
Americas	39.8%	36.5%
Europe	26.2%	28.3%
Asia/Rest of World	34.0%	35.2%
Total	100.0%	100.0%

(percent of total revenue)	Three months ended March 31,
	2022	2021
Automotive (1)	52.4%	58.2%
Heavy vehicle and off-road	22.1%	18.9%
Industrial	11.7%	9.6%
Appliance and heating, ventilation and air-conditioning	6.0%	6.4%
Aerospace	3.4%	3.5%
All other	4.4%	3.4%
Total	100.0%	100.0%
(1)    Includes amounts reflected in the Sensing Solutions segment as follows: $9.3 million and $11.5 million of revenue in the three months ended March 31, 2022 and 2021, respectively.
Market Outgrowth (Unaudited)

	For the three months ended March 31, 2022
	Reported Growth	Organic Growth	End Market Growth
Automotive	(6.4%)	(5.8%)	(6.2%)
Heavy vehicle and off-road	21.1%	2.5%	(10.9%)

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and earnings per share

($ in thousands, except per share amounts)	For the three months ended March 31, 2022
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$125,930	12.9%	$7,588	$22,441	$0.14
Non-GAAP adjustments:
Restructuring related and other	4,149	0.4%	(100)	4,049	0.03
Financing and other transaction costs	15,825	1.6%	(544)	74,560	0.47
Step-up depreciation and amortization	35,945	3.7%	—	35,945	0.23
Deferred loss/(gain) on derivative instruments	652	0.1%	1,811	(6,961)	(0.04)
Amortization of debt issuance costs	—	—%	—	1,716	0.01
Deferred taxes and other tax related	—	—%	(8,335)	(8,335)	(0.05)
Total adjustments	56,571	5.8%	(7,168)	100,974	0.64
Adjusted (non-GAAP)	$182,501	18.7%	$14,756	$123,415	$0.78

($ in thousands, except per share amounts)	For the three months ended March 31, 2021
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$157,454	16.7%	$20,281	$53,733	$0.34
Non-GAAP adjustments:
Restructuring related and other	4,525	0.5%	(201)	7,291	0.05
Financing and other transaction costs	4,571	0.5%	(3,103)	32,805	0.21
Step-up depreciation and amortization	29,696	3.2%	—	29,696	0.19
Deferred loss on derivative instruments	1,840	0.2%	(748)	2,245	0.01
Amortization of debt issuance costs	—	—%	—	1,711	0.01
Deferred taxes and other tax related	—	—%	10,122	10,122	0.06
Total adjustments	40,632	4.3%	6,070	83,870	0.53
Adjusted (non-GAAP)	$198,086	21.0%	$14,211	$137,603	$0.86

Non-GAAP adjustments by location in statements of operations

(in thousands)	For the three months ended March 31,
	2022	2021

Cost of revenue	$2,160	$2,415
Selling, general and administrative	5,031	4,388
Amortization of intangible assets	35,647	29,247
Restructuring and other charges, net (1)	13,733	4,582
Operating income adjustments	56,571	40,632
Interest expense, net	1,716	1,711
Other, net (2)	49,855	35,457
Provision for income taxes (3)	(7,168)	6,070
Net income adjustments	$100,974	$83,870
(1)    The first quarter of 2022 includes a charge of $15.0 million related to acquisition-related incentive compensation earned by Elastic M2M in the first quarter, partially offset by a gain of $6.2 million related to a reduced expectation of contingent consideration to be paid as a result of the acquisition of Spear.
(2)    The first quarter of 2022 includes a $59.9 million mark-to-market loss on our investment in Quanergy Systems, Inc. Refer to our first quarter Quarterly Report on Form 10-Q for additional information. The first quarter of 2021 includes a $30.1 million loss recognized in the first quarter of 2021 related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss primarily includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs.
(3)    The first quarter of 2021 includes $10.1 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.
Free cash flow

($ in thousands)	Three months ended March 31,
	2022	2021	% Change
Net cash provided by operating activities	$47,355	$104,511	(54.7%)
Additions to property, plant and equipment and capitalized software	(35,711)	(27,172)	(31.4%)
Free cash flow	$11,644	$77,339	(84.9%)

Adjusted EBITDA

		Three months ended March 31,
(in thousands)	LTM	2022	2021
Net income	$332,288	$22,441	$53,733
Interest expense, net	180,693	45,445	44,043
Provision for income taxes	37,644	7,588	20,281
Depreciation expense	125,293	31,531	31,197
Amortization of intangible assets	139,432	37,367	32,064
EBITDA	815,350	144,372	181,318
Non-GAAP Adjustments
Restructuring related and other	20,427	4,149	7,366
Financing and other transaction costs	80,238	75,104	35,908
Deferred (gain)/loss on derivative instruments	(471)	(8,772)	2,993
Adjusted EBITDA	$915,544	$214,853	$227,585

Net debt and leverage

	As of
($ in thousands)	March 31, 2022	December 31, 2021
Current portion of long-term debt, finance lease and other financing obligations	$6,694	$6,833
Finance lease and other financing obligations, less current portion	26,347	26,564
Long-term debt, net	4,215,505	4,214,946
Total debt, finance lease, and other financing obligations	4,248,546	4,248,343
Less: Discount, net of premium	(4,763)	(5,207)
Less: Deferred financing costs	(25,410)	(26,682)
Total Gross indebtedness	4,278,719	4,280,232
Less: Cash and cash equivalents	1,608,481	1,708,955
Net Debt	$2,670,238	$2,571,277

Adjusted EBITDA (LTM)	$915,544	$928,276
Net leverage ratio	2.9	2.8

Guidance

	For the three months ending June 30, 2022
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$142.0	$151.5	$57.8	$66.3	$0.37	$0.41
Restructuring related and other	3.0	4.0	3.0	4.0	0.02	0.03
Financing and other transaction costs	6.0	6.5	5.5	6.0	0.03	0.04
Step-up depreciation and amortization	35.0	36.0	35.0	36.0	0.22	0.23
Deferred (gain)/loss on derivative instruments(1)	—	—	—	—	—	—
Amortization of debt issuance costs	—	—	1.7	1.7	0.01	0.01
Deferred taxes and other tax related	—	—	22.0	23.0	0.14	0.15
Non-GAAP	$186.0	$198.0	$125.0	$137.0	$0.79	$0.87
Weighted-average diluted shares outstanding (in millions)					158.6	158.6

	For the full year ending December 31, 2022
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$676.3	$708.3	$314.5	$339.5	$1.99	$2.15
Restructuring related and other	10.0	13.0	9.5	12.5	0.06	0.08
Financing and other transaction costs	25.0	30.0	85.0	90.0	0.54	0.57
Step-up depreciation and amortization	136.0	140.0	136.0	140.0	0.86	0.89
Deferred (gain)/loss on derivative instruments(1)	0.7	0.7	(7.0)	(7.0)	(0.04)	(0.04)
Amortization of debt issuance costs	—	—	7.0	7.0	0.04	0.04
Deferred taxes and other tax related	—	—	55.0	58.0	0.35	0.37
Non-GAAP	$848.0	$892.0	$600.0	$640.0	$3.80	$4.06
Weighted-average diluted shares outstanding (in millions)					157.8	157.8
(1)    We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected operating results. In prior periods such adjustments have been significant to our reported GAAP earnings.

# # #
Investors:		Media:
Jacob Sayer		Alexia Taxiarchos
(508) 236-1666		(508) 236-1761
jsayer@sensata.com		ataxiarchos@sensata.com